EXHIBIT 99.1

America’s Car-Mart, Inc. Enters Into New Loan and Security Agreement

BENTONVILLE, Ark., Oct. 01, 2019 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (the “Company”) today announced it has entered into a Third Amended and Restated Loan and Security Agreement (“Agreement”) with a group of lenders effective September 30, 2019. The Agreement replaces the Company’s Second Amended and Restated Loan and Security Agreement dated December 12, 2016, as most recently amended on December 3, 2018 (“Existing Loan Agreement”), the terms of which have been previously disclosed by the Company.

Under the Agreement, BMO Harris Bank, N.A. replaces Bank of America, N.A. as agent, lead arranger and book manager.  Wells Fargo Bank, N.A. also joins the group of lenders.  The lending group includes BMO Harris Bank, N.A. ($71 million commitment), Wells Fargo Bank, N.A. ($30 million commitment), BOKF, NA d/b/a Bank of Arkansas ($50 million commitment, up from $44 million), First Tennessee Bank, N.A. ($40 million commitment, up from $30 million), Arvest Bank ($30 million commitment, up from $25 million), and Commerce Bank ($20 million commitment, unchanged).

The Agreement extends the term of the Company’s revolving credit facilities to September 30, 2022 and increases the total permitted borrowings from $215 million to $241 million. The Agreement also increases the accordion feature from $50 million to $100 million. In addition, the amount of Company stock repurchases after the date of the Agreement that may be excluded from fixed charges for covenant calculation purposes was reset at up to $50 million, subject to the same conditions as in the Existing Loan Agreement.  There were no prepayment penalties in connection with the payment of the balance owed under the Existing Loan Agreement.

“We are excited to begin a new relationship with BMO and Wells Fargo and appreciate the continuing support of our other lenders. Our debt to equity and debt to Finance Receivable ratios at July 31, 2019 (58.1% and 28.3%, respectively) are strong and a reflection of our focus on cash flows and customer success,” said Vickie Judy, Chief Financial Officer. “This new agreement will position us to continue to grow the number of customers we serve and provide excellent customer service.”

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in eleven states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Car-Mart was named to the Forbes 2019 America’s Best Mid-Size Employers list for two consecutive years and has sold nearly 650,000 vehicles since fiscal year 2000.

Contacts: Jeffrey A. Williams, President and CEO (479) 418-8021 or Vickie D. Judy, CFO (479) 418-8081